Pricing Supplement No. J349 To the Product Supplement No. JPM-III dated March 23, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-180300-03 November 7, 2013
Credit Suisse AG
Structured Investments	Credit Suisse $25,200,000 Return Notes due May 9, 2014 Linked to the Performance of the STOXX® Europe 600 Basic Resources Index and the European Union Euro relative to the U.S. Dollar
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the STOXX® Europe 600 Basic Resources Index and the European Union euro relative to the U.S. dollar (the number of U.S. dollars per one European Union euro), as adjusted by the Participation Rate. Investors should be willing to forgo interest and dividend payments and, if the Underlying and the European Union euro relative to the U.S. dollar, declines by more than approximately 0.79365%, be willing to lose some or all of their investment. Any payment on the notes is subject to our ability to pay our obligations as they become due.

•	Senior unsecured obligations of Credit Suisse AG, acting through its London Branch, maturing May 9, 2014†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
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The notes are priced on November 7, 2013 (the “Pricing Date”) and are expected to settle on November 13, 2013 (the “Settlement Date”). Delivery of the notes in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London Branch
Underlying:	The STOXX® Europe 600 Basic Resources Index (Bloomberg ticker: SXPP <Index>). For additional information about the Underlying, see the information set forth under “The Underlying” herein.
Payment at Maturity:
Payment at maturity will reflect the performance of the Underlying and the European Union euro relative to the U.S. dollar, as adjusted by the Participation Rate. Accordingly, at maturity, you will be entitled to receive a cash payment per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + Underlying Return) × Participation Rate

Because the Participation Rate is 100.80% and has a positive effect on your payment at maturity, you will lose some or all of your investment at maturity if the Underlying Return is less than approximately −0.79365%.

If the value of the U.S. dollar appreciates against the European Union euro, you may lose some or all of your investment in the notes, even if the closing level of the Underlying has increased during the term of the notes.

Underlying Return:	The performance of the Underlying and the European Union euro relative to the U.S. dollar, from the Initial Level to the Final Level, calculated as follows:
Final Level – Initial Level Initial Level
Participation Rate:	100.80%
Initial Level:	The Adjusted Underlying Level on the Pricing Date, which was 559.17438, based on the closing level of the Underlying of 417.84 and the Spot Rate of 1.33825 on the Pricing Date.
Final Level:	The Adjusted Underlying Level on the Valuation Date.
Adjusted Underlying Level:	On any day, the closing level of the Underlying on that day, multiplied by the Spot Rate on that day.
Spot Rate:
The Spot Rate on any day will be the official mid-WM Reuters fixing at 4:00 pm London Time (Bloomberg page WMCO or any successor page), expressed as the number of U.S. dollars per one European Union euro. If on any day, the Spot Rate is not published on such page on such day, then the calculation agent will determine the Spot Rate for such day in good faith and in a commercially reasonable manner, taking into account the latest available quotation for such Spot Rate and any other information that it deems relevant.

Reference Currency:	European Union euro
Base Currency:	For purposes of the “Succession Events” in the product supplement, the “base currency” is the U.S. dollar.
Valuation Date†:	May 6, 2014
Maturity Date†:	May 9, 2014
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	22547QDJ2
† The Valuation Date is subject to postponement if such date is not an underlying business day or as a result of a market disruption event, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day, or if the scheduled Valuation Date is not an underlying business day or is postponed as a result of a market disruption event.
Investing in the notes involves a number of risks. See “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$0.00	$1,000.00
Total	$25,200,000.00	$0.00	$25,200,000.00
(1) For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
Credit Suisse currently estimates the value of each $1,000 principal amount of the notes on the Pricing Date is $997.60 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the notes (our “internal funding rate”)), which is less than the Price to Public listed above. See “Selected Risk Considerations” in this pricing supplement.
The notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$25,200,000.00	$3,245.76

Credit Suisse
November 7, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the product supplement dated March 23, 2012, the prospectus supplement dated March 23, 2012 and the prospectus dated March 23, 2012, relating to our Medium-Term Notes of which these notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. JPM-III dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000095010312001502/dp29496_424b2-jpmiii.htm

•	Prospectus supplement and Prospectus dated March 23, 2012:

http://www.sec.gov/Archives/edgar/data/1053092/000104746912003186/a2208088z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the notes.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Underlying and the European Union euro relative to the U.S. dollar?

The following table and examples illustrate the hypothetical Payment at Maturity and total return on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount of notes to $1,000. The hypothetical Payments at Maturity and total returns set forth below reflect an Participation Rate of 100.80%. The hypothetical total returns set forth below are for illustrative purposes only. The actual Payment at Maturity and total return applicable to a purchaser of the notes will be based on the Final Level on the Valuation Date. Any payment on the notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Underlying Return	Total Return	Payment at Maturity
100.00%	101.60%	$2,016.00
90.00%	91.52%	$1,915.20
80.00%	81.44%	$1,814.40
70.00%	71.36%	$1,713.60
60.00%	61.28%	$1,612.80
50.00%	51.20%	$1,512.00
40.00%	41.12%	$1,411.20
30.00%	31.04%	$1,310.40
20.00%	20.96%	$1,209.60
10.00%	10.88%	$1,108.80
5.00%	5.84%	$1,058.40
0.00%	0.80%	$1,008.00
-0.79365%	0.00%	$1,000.00
-5.00%	-4.24%	$957.60
-10.00%	-9.28%	$907.20
-20.00%	-19.36%	$806.40
-30.00%	-29.44%	$705.60
-40.00%	-39.52%	$604.80
-50.00%	-49.60%	$504.00
-60.00%	-59.68%	$403.20
-70.00%	-69.76%	$302.40
-80.00%	-79.84%	$201.60
-90.00%	-89.92%	$100.80
-100.00%	-100.00%	$0.00

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The level of the Underlying increases by 10% from the Initial Level to the Final Level. Because the Underlying Return is greater than approximately -0.79365%, the investor receives a payment at maturity of $1,108.80 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + 10%) × 100.80% = $1,108.80

Example 2: The level of the Underlying decreases by -0.50% from the Initial Level to the Final Level. Even though the Final Level is less than the Initial Level, because of the positive effect of the Participation Rate and because the Underlying Return is greater than approximately −0.79365%, the investor receives a payment at maturity of $1,002.96 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + −0.50%) × 100.80% = $1,002.96

Example 3: The level of the Underlying decreases by 20% from the Initial Level to the Final Level. Because the Final Level is less than the Initial Level and the Underlying Return is less than approximately −0.79365%, the investor receives a payment at maturity of $806.40 per $1,000 principal amount of notes, calculated as follows:

$1,000 × (1 + −20%) × 100.80% = $806.40

Hypothetical Examples of Underlying Return Calculations

The following examples illustrate how the Underlying Return is calculated in different hypothetical scenarios.  The examples below assume that the hypothetical closing level of the Underlying on the Pricing Date is 400, the hypothetical Spot Rate on the Pricing Date is 1.35 and, therefore, the hypothetical Initial Level is 540.  The hypothetical Underlying Returns set forth below are for illustrative purposes only and may not be the actual Underlying Returns.  The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the Underlying increases from 400 on the Pricing Date to 440 on the Valuation Date, and the Spot Rate on the Valuation Date remains flat at 1.35 from the Pricing Date to the Valuation Date.

The Final Level is equal to:

440 × 1.35 = 594

Because the Final Level of 594 is greater than the Initial Level of 540, the Underlying Return is positive and is equal to 10%.

Example 2: The closing level of the Underlying remains flat at 400 from the Pricing Date to the Valuation Date, and the Spot Rate increases from 1.35 on the Pricing Date to 1.62 on the Valuation Date.

The Final Level is equal to:

400 × 1.62 = 648

Because the Final Level of 648 is greater than the Initial Level of 540, the Underlying Return is positive and is equal to 20%.

Example 3: The closing level of the Underlying increases from 400 on the Pricing Date to 440 on the Valuation Date, and the Spot Rate increases from 1.35 on the Pricing Date to 1.62 on the Valuation Date.

The Final Level is equal to:

440 × 1.62 = 712.80

Because the Final Level of 712.80 is greater than the Initial Level of 540, the Underlying Return is positive and is equal to 32%.

Example 4: The closing level of the Underlying increases from 400 on the Pricing Date to 440 on the Valuation Date, but the Spot Rate decreases from 1.35 on the Pricing Date to 1.08 on the Valuation Date.

The Final Level is equal to:

440 × 1.08 = 475.20

Even though the closing level of the Underlying has increased by 10%, because the Spot Rate has decreased by 20%, the Final Level of 475.20 is less than the Initial Level of 540, and the Underlying Return is negative and is equal to -12%.

Example 5: The closing level of the Underlying decreases from 400 on the Pricing Date to 360 on the Valuation Date, but the Spot Rate increases from 1.35 on the Pricing Date to 1.62 on the Valuation Date.

The Final Level is equal to:

360 × 1.62 = 583.20

Even though the closing level of the Underlying has decreased by 10%, because the Spot Rate has increased by 20%, the Final Level of 583.20 is greater than the Initial Level of 540, and the Underlying Return is positive and is equal to 8%.

Example 6: The closing level of the Underlying decreases from 400 on the Pricing Date to 360 on the Valuation Date, and the Spot Rate decreases from 1.35 on the Pricing Date to 1.08 on the Valuation Date.

The Final Level is equal to:

360 × 1.08 = 388.80

Because the Final Level of 388.80 is less than the Initial Level of 540, the Underlying Return is negative and is equal to -28%.

Example 7: The closing level of the Underlying remains flat at 400 from the Pricing Date to the Valuation Date, and the Spot Rate decreases from 1.35 on the Pricing Date to 1.08 on the Valuation Date.

The Final Level is equal to:

400 × 1.08 = 432

Because the Final Level of 432 is less than the Initial Level of 540, the Underlying Return is negative and is equal to -20%.

Example 8: The closing level of the Underlying decreases from 400 on the Pricing Date to 360 on the Valuation Date, and the Spot Rate remains flat at 1.35 from the Pricing Date to the Valuation Date.

The Final Level is equal to:

360 × 1.35 = 486

Because the Final Level of 486 is less than the Initial Level of 540, the Underlying Return is negative and is equal to -10%.

Selected Purchase Considerations

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INVESTMENT EXPOSURE TO THE PERFORMANCE OF THE STOXX® EUROPE 600 BASIC RESOURCES INDEX AND THE EUROPEAN UNION EURO RELATIVE TO THE U.S. DOLLAR — The notes provide exposure to the performance of the Underlying and the European Union euro relative to the U.S. dollar (the number of U.S. dollars per one European Union euro), as adjusted by the Participation Rate.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

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RETURN LINKED IN PART TO THE STOXX® EUROPE 600 BASIC RESOURCES INDEX — The return on the notes is linked in part to the performance of the STOXX® Europe 600 Basic Resources Index.  The STOXX® Europe 600 Basic Resources Index is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index.  The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries.  Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The STOXX® Europe 600 Basic Resources Index includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals).  The STOXX® Europe 600 Basic Resources Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license.  The notes based in part on the STOXX® Europe 600 Basic Resources Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto.  For additional information about the Underlying, see “The Underlying” herein.

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POTENTIAL EXCHANGE RATE GAINS — Appreciation of the European Union euro against the U.S. dollar may increase the Final Level, which is used to calculate the Underlying Return.  Because the Underlying Return, and therefore the payment at maturity, is linked to the Final Level, you will benefit from any such appreciation, unless offset by a decrease in the closing level of the Underlying.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS – Please refer to “Material U.S. Federal Income Tax Considerations” in this pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment. The amount payable at maturity, if any, is linked to the performance of the Underlying as reflected by the Underlying Return, as adjusted by the Participation Rate. Because the Participation Rate is 100.80% and has a positive effect on your payment at maturity, if the Underlying Return is less than approximately −0.79365%, which includes any loss caused by a change in the Spot Rate, you will lose some or all of your investment in the notes.

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THE NOTES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the notes will be based on the performance of the Underlying, the payment of any amount due on the notes is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the notes and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the notes prior to maturity.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE PERFORMANCE OF FOREIGN EQUITY SECURITIES — Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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THE EQUITY SECURITIES INCLUDED IN THE UNDERLYING ARE CONCENTRATED IN THE BASIC RESOURCES SECTOR — Each of the equity securities included in the Underlying has been issued by a company whose business is associated with the basic resources sector. Because the value of the notes is determined by the performance of the Underlying, an investment in these notes will be concentrated in this sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers.

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CHANGES IN THE LEVEL OF THE UNDERLYING AND THE EXCHANGE RATE OF THE REFERENCE CURRENCY MAY OFFSET OR MAGNIFY EACH OTHER – Movements in the level of the Underlying and movements in the exchange rates of the Reference Currency relative to the U.S. dollar (the number of U.S. dollars per one European Union euro) may not correlate with each other or may both decline. At a time when the level of the Underlying increases, the value the Reference Currency may not appreciate as much or may weaken relative to the U.S. dollar. Therefore, in calculating the Underlying Return, any increase in the level of the Underlying may be moderated, or more than offset, by lesser increases or declines in the value of the Reference Currency relative to the U.S. dollar. Alternatively, the level of the Underlying and the Spot Rate may both decline, which would adversely affect the value of your notes.

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THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK – Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. If the U.S. dollar strengthens relative to the Reference Currency during the term of the notes, your return will be adversely affected. The relative values of the U.S. dollar and of the Reference Currency are at any moment a result of the supply and demand for such currencies.  Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the United States, the European Union, and between each country and its major trading partners; and

•	the extent of governmental surplus or deficit in the United States and the European Union.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States, the European Union, and those of other countries important to international trade and finance.

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ESTIMATED VALUE OF THE NOTES AFTER DEDUCTING CERTAIN COSTS — The estimated value of your notes on the Pricing Date (as determined by reference to our pricing models and our internal funding rate) will be less, and may even be significantly less, than the original Price to Public. The Price to Public of the notes includes the agent’s discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the notes and the cost of hedging our risks as issuer of the notes through one or more of our affiliates (which includes a projected profit).  These costs will be effectively borne by you as an investor in the notes.  These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Pricing Date, we value the components of the notes in accordance with our pricing models.  These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing.  Our option valuation models are proprietary.  They take into account factors such as interest rates, volatility and time to maturity of the notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

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EFFECT OF INTEREST RATE USED IN ESTIMATING VALUE — The internal funding rate we use in structuring notes such as these notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”), to account for costs related to structuring and offering the notes.  In circumstances where the internal funding rate is lower than the secondary market credit spread, the value of the notes would be higher if we used our secondary market credit spread.  Our use of our lower internal funding rate is also reflected in the secondary market prices of the notes.  Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value may not be comparable to estimated values of similar notes of other issuers.

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SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) offers to repurchase your notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the notes on the Pricing Date.  The estimated value does not represent a minimum price at which we would be willing to buy your notes in any secondary market (if any exists) at any time. The secondary market price of your notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors.  These other factors include customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. Furthermore, assuming no change in market conditions or other relevant factors from the Pricing Date, the secondary market price of your notes will be lower than the Price to Public because it will not include the agent’s discounts or commissions and hedging and other transaction costs.  If you sell your notes to a dealer, the dealer may impose an additional discount or commission, and as a result the price you receive on your notes may be lower than the price at which we repurchase the notes from such dealer.

We (or an affiliate) may initially offer to repurchase the notes from you at a price that will exceed the then-current estimated value of the notes.  That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise.  We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately 90 days.

The notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you.  You should be willing and able to hold your notes to maturity.

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NO VOTING RIGHTS OR DIVIDEND PAYMENTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlying.

•	NO INTEREST PAYMENTS – As a holder of the notes, you will not receive interest payments.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the notes. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the estimated value of the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE NOTES – In addition to the level of the Underlying and the Spot Rate on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Underlying;

•	the time to maturity of the notes;

•	the dividend rates on the equity securities comprising the Underlying;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro;

•	the correlation or lack thereof between the Underlying and the Spot Rate;

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geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the equity securities comprising the Underlying or stock markets generally and which may affect the level of the Underlying;

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the notes may be used in connection with hedging our obligations under the notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Pricing Date and during the term of the notes (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the notes at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlying

We have derived all information contained in this pricing supplement regarding the STOXX® Europe 600 Basic Resources Index (the “Underlying”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, STOXX Limited. STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the Underlying.  We cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available information described in above) that may affect the level of the Underlying have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events could affect the any amounts payable on the notes and therefore the market value of the notes in the secondary market, if any.

The Underlying is a price return index denominated in Euros, calculated, maintained and published by STOXX Limited.  The Underlying was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG. Publication of the Underlying began on June 15, 1998, based on an initial Underlying value of 100 at December 31, 1991. The Underlying is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector of the each component included in the Underlying and updates these weightings at the end of each quarter. Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.

The Underlying is reported by Bloomberg L.P. under the ticker symbol “SPXX <Index>.”

On March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Underlying.

Composition of the Underlying

The Underlying is one of 19 STOXX® Europe 600 Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest stocks by free float market capitalization traded on the major exchanges of 17 European countries. Each of the 19 STOXX® Europe 600 Supersector indices contain the companies of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited. The Underlying includes companies in the basic resources supersector, which tracks companies operating in the forestry and paper sector, the industrial metals and mining sector (including aluminum, nonferrous metals and iron and steel) and the mining sector (including coal, diamonds and gemstones, general mining, gold mining and platinum and precious metals).

The composition of each of the STOXX® Europe 600 Supersector indices is reviewed quarterly, together with the STOXX®  Europe 600 Index, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

All components of each STOXX® Europe 600 Supersector index are subject to a 30% cap for the largest company and a 15% cap for the second-largest company. The weighting cap factors are published on the second Friday of each March, June, September and December, one week prior to quarterly review implementation, and calculated using Thursday’s closing prices. In addition, an intra-quarter capping will be triggered if the largest company exceeds 35% or the second-largest exceeds 20%.

Corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Underlying

The STOXX® Europe 600 Supersector indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each STOXX® Europe 600 Supersector index value at any time can be expressed as follows:

The “free float market capitalization of the relevant STOXX® Europe 600 Supersector index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant STOXX® Europe 600 Supersector index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors  and outstanding number of shares used to calculate the STOXX® Europe 600 Supersector indices are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.  Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

Each STOXX® Europe 600 Supersector Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e., the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase (h), decrease (i) or be held constant (○).

DIVISOR:	i	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	○	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	h
C) Rights Offering
If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.
adjusted price = (closing price * A + subscription price * B) / (A + B)
new number of shares = old number of shares * (A + B) / A

DIVISOR:	○	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	i	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	i	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	i	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A

DIVISOR:	i
H) Repurchase Shares-Self-Tender
adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)
new number of shares = old number of shares − number of tendered shares

DIVISOR:	i	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
h
● If rights are applicable after stock distribution (one action applicable to other)
adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]
new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

h
● If stock distribution is applicable after rights (one action applicable to other)
adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]
new number of shares = old number of shares * [(A + C) * (1 + B / A)] / A

DIVISOR:	h
● Stock distribution and rights (neither action is applicable to the other)
adjusted price = [closing price * A + subscription price * C] / [A + B + C]
new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement with STOXX Limited

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Underlying, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the Underlying and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the Underlying or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the Underlying and the data included in the the Underlying; the accuracy or completeness of the Underlying and its data; and the merchantability and the fitness for a particular purpose or use of the Underlying and its data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the the Underlying or its data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur.

The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the notes or any other third parties.

Historical Information

The following graphs set forth the historical performance of the Underlying based on the closing levels of the Underlying, the historical performance of the European Union euro relative to the U.S. dollar and the historical performance of the Underlying multiplied by the number of U.S. dollars per one European Union euro, in each case from January 1, 2008 through November 7, 2013. The closing level of the Underlying on November 7, 2013 was 417.84. We obtained the closing levels below from Bloomberg, without independent verification. The European Union euro-U.S. dollar exchange rate on November 7, 2013 was 1.33825 U.S. dollars per one European Union euro. The price source for determining the closing level of the Underlying on the Valuation Date will be the Bloomberg page “SXPP <Index>” or any successor page. The exchange rates published by Bloomberg for the Reference Currency on any day including the Valuation Date may differ from the Spot Rate on such day because the historical rates published by Bloomberg may be based on different fixing sources or fixing times than the Spot Rate used to determine the Underlying Return applicable to the notes.

The historical levels of the Underlying and the historical exchange rates of the Reference Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Valuation Date or as to the spot rate of the Reference Currency on the Valuation Date. We cannot give you assurance that the performance of the Underlying or the Reference Currency will result in the return of any of your initial investment.

For additional information about the Underlying, see “The Underlying” herein.

Historical Performance of EURUSD
(expressed as the number of U.S. dollars per one euro)
Spot Rate
1.8
1.6
1.4
1.2
1
0.8
0.6
0.4
0.2
0
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12
Oct-12
Jan-13
Apr-13
Jul-13
Oct-13
Source: Bloomberg

Historical Performance of the Underlying
Multiplied by the Number of U.S. dollars per one European Union euro
Closing Level
1400
1200
1000
800
600
400
200
0
Jan-08
Apr-08
Jul-08
Oct-08
Jan-09
Apr-09
Jul-09
Oct-09
Jan-10
Apr-10
Jul-10
Oct-10
Jan-11
Apr-11
Jul-11
Oct-11
Jan-12
Apr-12
Jul-12
Oct-12
Jan-13
Apr-13
Jul-13
Source: Credit Suisse

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the notes that may be relevant to holders of the notes that acquire their notes from us as part of the original issuance of the notes.  This discussion applies only to holders that hold their notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of the notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your notes.  Thus, the characterization of the notes is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the notes should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the underlying that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the notes, you agree to treat the notes for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the notes as prepaid financial contracts, the balance of this discussion assumes that the notes will be so treated.

You should be aware that the characterization of the notes as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities with a term of more than one year constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your notes.  If the notes were to be treated as contingent payment debt instruments, you would be required to include in income on an economic accrual basis over the term of the notes an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the notes had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the notes as contingent payment debt instruments or short-term debt obligations.  It is also possible that the IRS would attempt to characterize your notes as a direct position in the futures contracts underlying the indices and thus as Code section 1256 contracts in the event they are regulated futures contracts.  In such case, the notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss and any fee paid may be subject to limitations on deductibility.   We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the notes.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security, including an optional redemption, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Notwithstanding the discussion above, the IRS could assert that each rebalancing of the underlying is a significant modification of the notes and, therefore, a taxable event to you.  If the IRS were to prevail in treating each rebalancing of the underlying as a taxable event, you would recognize capital gain or, possibly, loss on the notes on the date of each rebalancing to the extent of the difference between the fair market value of the notes and your adjusted basis in the notes at the time of rebalancing.  Such gain or loss generally would be short-term capital gain or loss.  You should consult your tax advisor regarding the tax consequences to you of rebalancing the underlying.

Medicare Tax

For taxable years beginning after December 31, 2012, certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

Securities Held Through Foreign Entities

Under the “Hiring Incentives to Restore Employment Act” (“FATCA” or the “Act”) and recently finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Pursuant to the recently finalized regulations described above and subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above) made after December 31, 2013 (other than certain payments made with respect to a “preexisting obligation,” as defined in the regulations); (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2016; and (iii) foreign passthru payments made after the later of December 31, 2016, or six months after the date that final regulations defining the term ”foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is outstanding on January 1, 2014 (a “grandfathered obligation”); (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents; and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your notes through a foreign financial institution or foreign entity, a portion of any of your payments made after December 31, 2013, may be subject to 30% withholding.

Non-U.S. Holders Generally

Payments made with respect to the notes to a holder of the notes that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Act and recently proposed and temporary regulations treat a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  Proposed regulations provide criteria for determining whether a notional principal contract will be a specified notional principal contract, effective for payments made after December 31, 2013.

Proposed regulations address whether a payment is a dividend equivalent.  The proposed regulations provide that an equity-linked instrument that provides for a payment that is a substantially similar payment is treated as a notional principal contract for these purposes.  An equity-linked instrument is a financial instrument or combination of financial instruments that references one or more underlying securities to determine its value, including a futures contract, forward contract, option, or other contractual arrangement.  The proposed regulations consider any payment, including the payment of the purchase price or an adjustment to the purchase price, to be a substantially similar payment (and, therefore, a dividend equivalent payment) if made pursuant to an equity-linked instrument that is contingent upon or determined by reference to a dividend (including payments pursuant to a redemption of stock that gives rise to a dividend) from sources within the United States.  The rules for equity-linked instruments under the proposed regulations will be effective for payments made after the rules are finalized.  Where the notes reference an interest in a fixed basket of securities or a “customized index,” each security or component of such basket or customized index is treated as an underlying security in a separate notional principal contract for purposes of determining whether such notional principal contract is a specified notional principal contract or an amount received is a substantially similar payment.

We will treat any portion of a payment or deemed payment on the notes that is substantially similar to a dividend as a dividend equivalent payment, which will be subject to U.S. withholding tax unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Non-U.S. Holders should consult their tax advisors regarding whether payments or deemed payments on the notes constitute dividend equivalent payments.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The notes may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the notes at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.

IRS Notice and Proposed Legislation on Certain Financial Transactions

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the notes should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual. Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the notes to recognize income in respect of the notes prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the notes being treated as ordinary income. It is also possible that a Non-U.S. Holder of the notes could be subject to U.S. withholding tax in respect of the notes under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your notes (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

More recently, on January 24, 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments.  If enacted as proposed, the effect of that legislation generally would be to require instruments such as the notes acquired after December 31, 2013, to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.  You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act and temporary and proposed regulations generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  The proposed regulations relating to specified domestic entities apply to taxable years beginning after December 31, 2011.  Under the proposed regulations, “specified domestic entities” are domestic entities that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain closely held corporations and partnerships that meet passive income or passive asset tests and, with certain exceptions, domestic trusts that have a specified individual as a current beneficiary and exceed the reporting threshold.  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (1) any stock or security issued by a non-U.S. person, (2) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (3) any interest in an entity which is a non-U.S. person.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder.  Pursuant to a recent IRS Notice, reporting by domestic entities of interests in specified foreign financial assets will not be required before the date specified by final regulations, which will not be earlier than taxable years beginning after December 31, 2012.  Penalties apply to any failure to file IRS Form 8938.  Additionally, in the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed. You should consult your tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.

Credit Suisse AG

Credit Suisse AG, London Branch (“CSLB”), was registered in England and Wales on 22 April 1993 and is, among other things, a vehicle for various funding activities of Credit Suisse AG. CSLB exists as part of Credit Suisse AG and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. CSLB is authorized and regulated by FINMA in Switzerland, is authorized by the Prudential Regulation Authority in the UK and is subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. CSLB is located at One Cabot Square, London EC14 4QJ, Tel: +44 20 7888 8888. For additional information, see “Credit Suisse AG” in the accompanying product supplement

Credit Suisse may at any time substitute another of its branches for the branch through which it acts under the notes for all purposes under the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the notes to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the notes if any are purchased.

CSSU proposes to offer the notes at the offering price set forth on the cover page of this pricing supplement and will not receive a commission in connection with the distribution of the notes. If all of the notes are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

We expect to deliver the notes against payment for the notes on the Settlement Date indicated herein, which may be a date that is greater than three business days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Pricing Date, purchasers who wish to transact in the notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the notes will be used by CSSU or one of its affiliates in connection with hedging our obligations under the notes.

For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Credit Suisse